Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Range Resources Corporation for the registration of debt securities and guarantees of debt securities and to the incorporation by reference therein of our report dated February 26, 2007 (except for Notes 4 and 17 as to which the date is June 18, 2007) with respect to the consolidated financial statements of Range Resources Corporation at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in Range Resources Corporation’s Current Report on Form 8-K dated June 19, 2007 and our report dated February 26, 2007 with respect to Range Resources Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Range Resources Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
Ernst & Young, LLP
September 25, 2007
Fort Worth, Texas